Exhibit 10.46

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

THE BRIGHAM AND WOMEN’S HOSPITAL, INC.

EXCLUSIVE PATENT LICENSE AGREEMENT

BWH Agreement No: A223064

BWH Case No: BWH 21174

This License Agreement (“Agreement”) is made as of the 10th day of May, 2016 (“Effective Date”), by and between Miragen Therapeutics, Inc., a Delaware corporation, having a principal place of business at 6200 Lookout Road, Suite 100, Boulder CO 80301 (“Company”) and The Brigham and Women’s Hospital, Inc., a not-for-profit Massachusetts corporation, with a principal place of business at 75 Francis Street, Boston, Massachusetts 02115 (“Hospital”), each referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

Hospital, as a center for patient care, research and education, is the owner of certain Patent Rights (defined below) and desires to grant a license of those Patent Rights to Company in order to benefit the public by disseminating the results of its research via the commercial development, manufacture, distribution and use of Licensed Products (defined below).

Company has the capability to commercially develop, manufacture, distribute and use Licensed Products for public use and benefit and desires to license such Patent Rights.

Hospital and Company entered into that certain Option Letter, dated October 9, 2013, pursuant to which Hospital granted Company an option to obtain an exclusive license to such Patent Rights, and Company now wish to exercise such option and to obtain such a license.

For good and valuable consideration, the sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1.        CERTAIN DEFINITIONS

As used in this Agreement, the following terms shall have the following meanings, unless the context requires otherwise.

1.1        “Affiliate” with respect to either Party shall mean any corporation or other legal entity other than that Party in whatever country organized, controlling, controlled by or under common control with that Party. The term “control” shall mean (i) in the case of Company, direct or indirect ownership of fifty percent (50%) or more of the voting securities having the right to elect directors, and (ii) in the case of Hospital, the power, direct or indirect, to elect or appoint fifty percent (50%) or more of the directors or trustees, or to cause direction of management and policies, whether through the ownership of voting securities, by contract or otherwise.

1.2        “Claim” shall mean any (a) pending claim of any Patent Right; or (b) issued and unexpired claim of any Patent Right, which claim (in each case of (a) and (b)) has not been permanently revoked, nor held unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction that is unappealable or unappealed in the time allowed for appeal, and has not been disclaimed, denied or admitted to be invalid or unenforceable through reissue, re-examination, disclaimer or otherwise.

1.3        “Combination Product” shall mean a Therapeutic Product that combines one or more pharmacologically active ingredients (which term excludes, for clarity, excipients, controlled-release compositions, materials to increase bioavailability, solubility, and/or stability) not covered by or that do not infringe the Patent Rights (“Other Components”) with one or more pharmacologically active ingredients covered by or that would infringe the Patent Rights (but for the license hereunder)in a single formulation or final package presentation for Sale as a single unit.

1.4        “Commercially Reasonable Efforts” shall mean, with respect to a party’s obligations under this Agreement, the carrying out of such obligations with a level of efforts and resources consistent for a similarly situated company in the applicable industry for the research, development and/or commercialization of a similarly situated therapeutic or diagnostic product as a Licensed Product at a similar stage of development and/or commercialization, taking into account the anticipated value of the commercial opportunity, the prevailing regulatory environment and competitive market conditions.

1.5        “Cost” shall mean cost of goods sold including direct unit cost of manufacturing and preparing the Product for Sale exclusive of selling, general and administrative expense, research and development expense and distribution costs as recorded pursuant to U.S. Generally Accepted Accounting Principles, the International Financial Reporting Standards or equivalent foreign regulations.

1.6        “Diagnostic Product” shall mean any Product or Process that is or uses an IVD Kit or LDT designed to diagnose or monitor the progression of a disease or condition (including response to treatment).

1.7        “Distributor” shall mean any third party entity to whom Company, a Company Affiliate or a Sublicensee has granted, express or implied, the right to distribute any Licensed Product pursuant to Section 2.1(b)(ii).

1.8        “First Commercial Sale” shall mean the initial Sale anywhere in the applicable License Territory of a Licensed Product.

1.9        “IND” shall mean investigational new drug application, clinical trial application, clinical trial exemption or similar or equivalent application or submission for approval to conduct human clinical investigation filed with or submitted to the applicable regulatory authority.

1.10        “Initiation” of a clinical trial shall mean the dosing of the first patient enrolled in such clinical trial.

1.11        “IVD Kit” shall mean a kit for use in in-vitro diagnostic testing.

1.12        “LDT” shall mean a laboratory developed test performed in a medical and/or clinical laboratory that is operating in compliance with the Clinical Laboratory Improvement Amendments of 1988 (“CLIA”), or its foreign equivalent, said test being performed on clinical specimens for the diagnosis, treatment and/or prevention of disease.

1.13        “License Field” shall mean all uses.

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[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

1.14        “License Territory” shall mean worldwide.

1.15        “Licensed Product” shall mean any Therapeutic Product or Diagnostic Product.

1.16        “Marketing Approval” shall mean all approvals, including pricing and reimbursement approvals, necessary for the commercial Sale of a Licensed Product in the License Field in a given country or regulatory jurisdiction in the License Territory. Marketing Approval in EU shall be deemed achieved only if Marketing Approval (including pricing and reimbursement approval) has been obtained in at least two (2) of the following countries: France, Germany, Italy, Spain and United Kingdom.

1.17        “Net Sales” shall be calculated as set forth in this Section 1.17.

(a)        Subject to the conditions set forth below, “Net Sales” shall mean:

(i)        the gross amount received by Company and its Affiliates and Sublicensees for or on account of Sales of Licensed Products;

(ii)        less the following amounts:

(A)	to the extent separately stated on the bill or invoice, actually paid by Company and its Affiliates and Sublicensees in effecting such Sale:

1.	amounts repaid or credited by reason of rejection or return or recall of applicable Licensed Products;

2.	reasonable and customary trade, quantity or cash rebates or discounts or chargebacks to the extent allowed and taken;

3.	amounts for outbound transportation, insurance, handling and shipping, but only to the extent separately invoiced in a manner that clearly specifies the charges applicable to the applicable Products; and

4.	taxes, customs duties and other governmental charges levied on or measured by Sales of Licensed Products, to the extent separately invoiced, whether paid by or on behalf of Company, its Affiliates or Sublicensees so long as the amount received by Company, its Affiliates or Sublicensees is reduced thereby, but not franchise or income taxes of any kind whatsoever.

(B)	the gross amount received by Company and its Affiliates and Sublicensees for or on account of Sales of Licensed Products to Hospital and Hospital’s Affiliates.

(b)        Specifically excluded from the definition of “Net Sales” are amounts attributable to any Sale of any Licensed Product between or among Company and any Company Affiliate and/or Sublicensee, unless the transferee is the end purchaser, user or consumer of such Licensed Product. Net

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[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Sales shall also exclude any amounts received for the Sales of any Licensed Product at Cost for research and product development (including in clinical trials) and for compassionate use.

(c)        No deductions shall be made for any commissions paid to any individuals or for any costs or expenses of collections.

(d)        Net Sales shall be deemed to have occurred and the applicable Product “Sold” on the date upon which the proceeds from the Sale of the Licensed Product are recorded by Company and its Affiliates and Sublicensees (as applicable) pursuant to U.S. Generally Accepted Accounting Principles, the International Financial Reporting Standards or equivalent foreign regulations.

(e)        If any Licensed Product is Sold at a discounted price that is lower than the reasonable and customary discount as set forth in Section 1.16 (ii)(A)(2), or for non-cash consideration (whether or not at a discount), Net Sales shall be calculated based on the average non-discounted cash amount charged to an independent third party for the Licensed Product during the same Reporting Period in the same country or, in the absence of such transaction, on the fair market value of the Licensed Product.

(f)        Net Sales to be used for the calculation and payment of royalties and Commercial Sales Milestone #8 in Section 4.4(a) due on Combination Products shall be an adjusted “Net Sales” figure determined by applying the following formula to the actual “Net Sales” resulting from the Sales of such Combination Product. For the purposes of calculating the amount of Net Sales generated upon Sales of the Combination Product, the Parties shall use the following formula:

A/(A +B)	x	Net Sales of Combination Product (as calculated using the above definition)	=	adjusted Net Sales

Where:

(i)        “A” equals the Standard Sales Price (as defined below) of the Licensed Product of the same strength as contained in the Combination Product, where such Licensed Product is sold separately (i.e., not as part of a Combination Product) in the applicable country of sale and during the applicable time period;

(ii)        “B” equals the Standard Sales Price(s) of the Other Components when sold separately (i.e., not as part of a Combination Product) in the applicable country of Sale and during the applicable time period; and

(iii)        “Standard Sales Price” shall mean, with respect to a product (whether the standalone Licensed Product or Other Component) and a country, the [*] (in the case of product [*]) or the [*] (in the case of product [*]), as such terms are commonly understood in the pharmaceutical industry, for such product in such country, where such price is the price at which product is sold [*] in such country [*] over the applicable period.

If the calculation of Net Sales of a Combination Product is reduced by virtue of the formula set forth above, then any royalty or other payment obligation due to a third party for an Other Component within such Combination Product shall be excluded from the royalty offset in Section 4.5(b) for the purposes of calculating royalties in accordance with this Agreement.

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[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

1.18        “Patent Rights” shall mean, inclusively, the PCT Patent Application number [*], and/or the equivalent of such application including any division, continuation (including continuation-in-part), foreign patent application, Letters Patent, and/or the equivalent thereof issuing thereon, and/or reissue, reexamination or extension thereof, as may be further described in Appendix A.

1.19        “Phase II Clinical Trial” shall mean a clinical study of the Licensed Product in human patient in any country that would satisfy the requirements of 21 C.F.R. 312.21(b), as amended from time to time, or the equivalent foreign regulations.

1.20        “Phase III Clinical Trial” shall mean a clinical study of the Licensed Product in human patient in any country that would satisfy the requirements of 21 C.F.R. 312.21(c), as amended from time to time, or the equivalent foreign regulations.

1.21        “Process” shall mean any process, method or service the use or performance of which, in whole or in part: absent the license granted hereunder would infringe, or is covered by, one or more Claims of Patent Rights.

1.22        “Product” shall mean any article, device, or composition, the manufacture, use, or sale of which, in whole or in part: absent the license granted hereunder would infringe, or is covered by, one or more Claims of Patent Rights.

1.23        “Reporting Period” shall mean each calendar year ending December 31.

1.24        “Sell” (and “Sale” and “Sold” as the case may be) shall mean to sell or have sold, to lease or have leased, to import or have imported or otherwise to transfer or have transferred a Licensed Product for valuable consideration (in the form of cash or otherwise), and further in the case of a Process to use or perform such Process for the benefit of a third party,

1.25        “Sublicense Income” shall mean consideration in any form received by Company and/or Company’s Affiliate(s) from a third party to the extent attributable to a grant of a sublicense or any other right, license, privilege or immunity (regardless of whether such third party is a “Sublicensee” as defined in this Agreement, but for clarity excluding the assignment of this Agreement in accordance with Section 12.5) under the Patent Rights to make, have made, use, have used, Sell or have Sold Licensed Products, but excluding consideration included within Net Sales. Sublicense Income shall include without limitation any license signing fee, license maintenance fee, unearned portion of any minimum royalty payment in excess of royalty payment received that is based on actual Net Sales, distribution or joint marketing fee, success payments, milestone payments pursuant to the sublicense agreements. Sublicense Income shall exclude: (i) reimbursement for the cost and expense of filing, prosecuting and maintaining Patent Rights; (ii) arm’s length equity investments or loans; (iv) payment for the supply of goods and services (such as for the supply of the Licensed Product) and research and development funding paid to Company in support of the research and/or development of Product at industry standard value as supported by appropriate written documents; provided however, that any excess above such documented amounts shall be considered Sublicense Income.

1.26        “Sublicensee” shall mean any sublicensee of rights granted in accordance with Section 2.1(a)(iii). For purpose of this Agreement, a Distributor of a Licensed Product shall not be included in the definition of Sublicensee unless such Distributor (i) is granted any right to make, have made, use or have used Licensed Products in accordance with Section 2.1(a)(iii), or (ii) has agreed to pay to Company or its Affiliate(s) royalties on such Distributor’s sales of Licensed Products, in which case such Distributor shall be a Sublicensee for all purposes of this Agreement.

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[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

1.27        “Therapeutic Product” shall mean any Product or Process that contains or uses any pharmaceutically active compound administered for the treatment, amelioration or prevention of a disease or condition.

1.28        “Technological Information” shall mean research data, designs, formulae, process information and other information pertaining to the invention(s) claimed in the Patent Rights, which information is created by Dr. Howard Weiner and/or Dr. Oleg Butovskie (“Inventors”) and is owned or controlled by Hospital as of the Effective Date and is not otherwise obligated to any third party necessary or reasonably useful for Company to use the licenses granted hereunder, as further described in Appendix B. Company agrees to treat all Technological Information in accordance with the provisions of Appendix D.

2.        LICENSE

2.1        Grant of License.

(a)        Subject to the terms of this Agreement and Hospital rights in Patent Rights, Hospital hereby grants to Company in the License Field in the License Territory:

(i)        an exclusive, royalty-bearing license under its rights in the Patent Rights to make, have made, use, have used, Sell and have Sold Licensed Products; and

(ii)        the nonexclusive right to use Technological Information disclosed by Hospital to Company hereunder in accordance with this Agreement.

(iii)        the right to grant sublicenses (through multiple tiers and without requiring Hospital’s prior approval) under the rights granted in Section 2.1(a)(i) and Section 2.1(a)(ii) to Sublicensees, provided that in each case Company shall be responsible for the performance of any obligations of Sublicensees relevant to this Agreement as if such performance were carried out by Company itself, including, without limitation, the payment of any royalties or other payments provided for hereunder, regardless of whether the terms of any sublicense provide for such amounts to be paid by the Sublicensee directly to Hospital.

(b)        The license granted in Section 2.1(a) above includes:

(i)        the right to grant to the final purchaser, user or consumer of Licensed Products the right to use such purchased Licensed Products in a method coming within the scope of Patent Rights within the License Field and License Territory; and

(ii)        the right to grant a Distributor the right to Sell (but not to make, have made, use or have used) such Licensed Products for or on behalf of Company, its Affiliates and Sublicensees in a manner consistent with this Agreement.

(c)        The foregoing license grant shall include the grant of such license to any Affiliate of Company, provided that such Affiliate shall assume the same obligations as those of Company and be subject to the same terms and conditions hereunder; and further provided that Company shall be responsible for the performance of all of such obligations and for compliance with all of such terms and conditions by Affiliate. Company shall provide to Hospital a copy of each fully executed agreement with each Affiliate that assumes the aforesaid obligations, including all exhibits, attachments and related documents and any amendments, within thirty (30) days of request by Hospital. Company may not redact any terms (including, without limitation, financial terms) reasonably necessary for Hospital to verify the Company and Affiliate’s compliance with the terms of this Agreement.

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[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

2.2        Sublicenses. Each sublicense granted hereunder shall (a) be consistent with and comply with all applicable terms of this Agreement, (b) shall include a provision that requires the Sublicensee (in all tiers) to indemnify Hospital and maintain insurance coverage to the same extent that Company is so required under Section 8.1 of this Agreement; (b) shall include a provision that grants Hospital the right to audit the Sublicensee’s records to the same extent that Hospital has the right to audit Company under Section 5.5 of this Agreement; (c) shall incorporate terms and conditions sufficient to enable Company to comply with this Agreement, and (d) shall provide that Hospital is a third party beneficiary thereof. Company shall provide to Hospital a copy of all executed sublicense agreements and amendments thereto, including all exhibits, attachments and related documents, within thirty (30) days of executing the same. Company may not redact any terms (including, without limitation, financial terms) reasonably necessary for Hospital to verify the Company and Sublicensees’ compliance with the terms of this Agreement and such copy would contain a complete list of the Patent Rights related to such sublicense. Upon termination of this Agreement or any license granted hereunder for any reason, any sublicenses shall be addressed in accordance with Section 10.7. Any sublicense that is not in accordance with the forgoing provisions shall be null and void.

2.3        Retained Rights; Requirements. Any and all licenses granted hereunder are subject to:

(a)        the right of Hospital and Hospital’s Affiliates and academic, government and not-for-profit institutions to make and to use the subject matter described and/or claimed in the Patent Rights for research and educational purposes only to the extent such use by academic, government and not-for-profit institutions does not conflict with the provision of this Agreement; and

(b)        for Patent Rights supported by federal funding, the rights, conditions and limitations imposed by U.S. law (see 35 U.S.C. § 202 et seq. and regulations pertaining thereto), including without limitation:

(i)        the royalty-free non-exclusive license granted to the U.S. government; and

(ii)        the requirement that any Products used or sold in the United States shall be manufactured substantially in the United States.

2.4        No Additional Rights. It is understood that nothing in this Agreement shall be construed to grant Company or any of its Affiliates a license, express or implied, under any patent owned solely or jointly by Hospital other than the Patent Rights expressly licensed hereunder. Hospital shall have the right to license any Patent Rights to any other party for any purpose outside of the License Field or the License Territory.

2.5        Disclosure of Technological Information. At Company’s request prior to execution of this Agreement, Hospital (through Inventors) shall use reasonable efforts to disclose in confidence within thirty (30) days after execution of this Agreement the Technological Information licensed hereunder.

2.5        [*]. Company agrees [*], or [*] on their behalf, [*] or [*].

3.        DUE DILIGENCE OBLIGATIONS

3.1        Diligence Requirements. Company shall use, and shall cause its Affiliates and Sublicensees, as applicable, to use, Commercially Reasonable Efforts to develop and make available to the public Licensed Products throughout the License Territory in the License Field. Such efforts shall

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[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

include achieving the following objectives within the time periods designated below following the Effective Date:

(a)        During the time period [*] and [*], Company shall [*], including [*].

(b)        Company shall [*] within [*] years after the Effective Date.

(c)        Within twelve (12) months after the Effective Date, Company shall submit to Hospital a research and development plan for all Therapeutic Products and Diagnostic Products. Thereafter, Company shall prepare annual updates to such research and development plan and submit such annual updates to Hospital.

Achievement of the foregoing objectives shall be deemed to satisfy Company’s obligations to use best efforts under this Section 3.1.

3.2        Diligence Failures. If Company has failed to fulfill any of its obligations under Section 3.1, then Hospital may treat such failure as a default and may terminate this Agreement and/or any license granted hereunder in accordance with Section 10.5 (subject to Company’s right to cure such default as set forth therein).

3.3        Diligence Reports. Company shall provide all reports with respect to its obligations under Section 3.1 as set forth in Section 5.

4.        PAYMENTS AND ROYALTIES

4.1        License Issue Fee. Company shall pay Hospital a non-refundable license issue fee in the amount of [*]; as follows: [*] within [*] days after the execution of this Agreement and (b) [*] upon [*].

4.2        Patent Cost Reimbursement. Company shall reimburse Hospital for all costs associated with the preparation, filing, prosecution and maintenance of all Patent Rights (“Patent Costs”). As of the Effective Date, Hospital has incurred approximately [*] in Patent Costs, and to the extent such amount was not previously reimbursed, Company shall pay such amount to Hospital within [*] days after the later of the execution of this Agreement. As set forth in Section 6.1, Company shall be responsible for the cost of the outside patent counsel jointly selected by the Parties in connection with Patent Costs. Company shall pay to Hospital, or at Hospital’s request directly to patent counsel, all undisputed Patent Costs within [*] days of Company’s receipt of an invoice for such Patent Costs either from Hospital or Hospital’s patent counsel. Company agrees to indemnify, defend and hold Hospital harmless from and against any and all third party liabilities, damages, costs and expenses arising from the failure of Company to timely pay such invoices and Patent Costs. Hospital shall instruct patent counsel to provide copies to Hospital for Hospital’s administrative files of all invoices detailing Patent Costs which are sent directly to Company. If Company pays any Patent Costs directly, Company shall advise patent counsel that Hospital is and shall remain patent counsel’s client.

4.3        Annual License Fee.

(a)        Company shall pay to Hospital the following non-refundable amounts as an annual license fee within [*] days after each of the following anniversaries of the Effective Date:

(i)        the first through [*] anniversaries of the Effective Date: [*];

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[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

(ii)        the [*] through [*] anniversaries of the Effective Date: [*];

(iii)        the [*] anniversary and on each subsequent anniversary of the Effective Date thereafter: [*].

(b)        The annual license fee is non-refundable, and shall be credited against milestone payments and royalties subsequently due on milestone achieved or Net Sales made during the same calendar year, if any, but shall not be credited against milestone payments or royalties due on milestone achieved or Net Sales made in any other year.

4.4        Milestone Payments.

(a)        In addition to the payments set forth in Sections 4.1 through 4.3 above and subject to the remainder of this Section 4.4, Company shall pay Hospital milestone payments set forth in the table below within [*] days of the achievement of the applicable milestone events, as follows:

Milestone Event	Milestone Payment

Development and Regulatory Milestones For Therapeutic Products:

1) [*]	[*]

2) [*]	[*]

3) [*]	[*]

4) [*]	[*]

5) [*]	[*]

6) [*]	[*]

Development and Regulatory Milestones For Diagnostic Products:

7) [*]	[*]

Commercial Sales Milestone for all Licensed Products:

8) Cumulative Net Sales of all Licensed Products first reach $[*]	$250,000

(b)        Each milestone payment shall be payable only once for each unique and distinguishable Licensed Product, regardless of the number of times such milestone event has been achieved by such Licensed Product, except that the sales milestone (number 8) shall be paid only once for all Licensed Products. For the avoidance of doubt a unique and distinguishable Therapeutic Product will be determined [*].

(c)        Milestone events numbers 1, 2, 3 and 4 are intended to be successive such that if any such milestone event is achieved at a time when a prior milestone event (i.e., milestone with a lower number) has not been achieved, then such prior milestone event shall be deemed achieved and all such prior milestone payments shall become due with the next occurring milestone payment for such Product.

(d)        If milestone event number 1 [*] is achieved before [*], then the corresponding milestone payment shall be reduced from [*] to [*]. For clarity, this reduction shall not affect any other milestone payments.

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[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

(e)        If a milestone event set forth above is achieved by a Sublicensee and Company receives Sublicense Income for the achievement of such milestone event, then Company shall pay to Hospital the higher of (but not both): (i) the corresponding milestone payment set forth in the table above; or (ii) a share (at the percentage set forth in Section 4.5(c) below) of such Sublicense Income. For clarity, Company’s payment of such higher amount shall satisfy both (x) Company’s obligation to pay the milestone payment for the achievement of such milestone under this Section 4.4, and (y) Company’s obligation to pay the share of such Sublicense Income under Section 4.5(c).

4.5        Royalties and Sublicense Income.

(a)        On a Licensed Product-by-Licensed Product and on a country by country basis, beginning with the First Commercial Sale of any Licensed Product in any country in the Licensed Territory and ending on the expiration of the last to expire Claim of Patent Rights that claims such Licensed Product in such country (the “Royalty Term”). Company shall pay Hospital a royalty of [*] of the Net Sales of such Licensed Products in such country.

(b)        In the event that Company obtains a license(s) from a third party or additional license(s) from Hospital in order to develop, manufacture, use, or sell a Licensed Product, and the total royalty payment (i.e., royalty payment due for Licensed Product under such license(s) plus the royalty payment due to Hospital under Section 4.5(a) of this Agreement) exceeds [*] of the Net Sales of such Licensed Product, then the royalty payment due to Hospital under this Agreement shall be reduced by [*] of the total royalty payment that exceeds such [*] threshold, provided that in no event shall the royalties paid by Company to Hospital under this Agreement be reduced to less than [*]. By way of example, if Company obtains such a license that has a [*] royalty rate, then the total royalty is [*] (i.e., [*]), which is [*] above the [*] threshold, so the royalty due to Hospital under this Agreement will be reduced by [*] (i.e., [*] of such [*] excess) to [*]. To further clarify, notwithstanding anything to the contrary in this Agreement, in no event shall the royalties paid by Company to Hospital under this Agreement when aggregated with any other credits or offsets allowed under this Agreement be reduced to less than [*].

(c)        Company shall pay Hospital [*] of any and all Sublicense Income.

(d)        All payments due to Hospital under this Section 4.5 shall be due and payable by Company within: [*] days after the end of each Reporting Period except for, Sublicense Income; which is due within [*] days of Company receipt of such Sublicense Income; and shall be accompanied by a report as set forth in Sections 5.3 and 5.4.

4.6        Form of Payment. All payments due under this Agreement shall be drawn on a United States bank and shall be payable in United States dollars. Each payment shall reference this Agreement and its Agreement Number and identify the obligation under this Agreement that the payment satisfies. Conversion of foreign currency to U.S. dollars shall be made at the conversion rate existing in the United States, as reported in The Wall Street Journal, (i) on the date a milestone event occurred or Sublicense Income was received by Company; and (ii) the arithmetic average for each calendar month for the purposes of calculating royalties on annual Net Sales. Such payments shall be without deduction of exchange, collection or other charges, and, specifically, without deduction of withholding or similar taxes or other government imposed fees or taxes, except as permitted in the definition of Net Sales or otherwise required by applicable laws.

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[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Checks for all payments due to the Hospital under this Agreement shall be made payable to the Hospital and addressed as set forth below:

Brigham and Women’s Hospital

BOA-Lockbox Services

PCSR Lockbox[*]

[*]

2 Morrissey Blvd

Dorchester, MA 02125

Reference Agreement #: A223064

Payments via wire transfer should be made as follows:

ACH Credit: [*]

Federal Reserve Wire: [*]

SWIFT Code: [*]N

Account [*]

Brigham and Women’s Hospital

Bank of America

100 Federal Street

Boston, MA 02110

Reference Agreement #: A223064

4.7        Overdue Payments. The payments due under this Agreement shall, if overdue, bear interest beginning on the first day following the Reporting Period to which such payment was incurred and until payment thereof at a per annum rate equal to [*] above the prime rate in effect on the due date as reported by The Wall Street Journal, such interest rate being compounded on the last day of each Reporting Period, not to exceed the maximum permitted by law. Any such overdue payments when made shall be accompanied by all interest so accrued. Said interest and the payment and acceptance thereof shall not preclude Hospital from exercising any other rights it may have as a consequence of the lateness of any payment.

5.        REPORTS AND RECORDS

5.1        Diligence Reports. Within [*] days after the end of each calendar year, Company shall report in writing to Hospital on progress made toward the objectives set forth in Section 3.1 during such preceding twelve (12) month period, including, without limitation, progress on research and development, status of applications for regulatory approvals, manufacturing, sublicensing and the number of sublicenses entered into and marketing.

5.2        Milestone Achievement Notification. Company shall report to Hospital the dates on which it achieves the milestones set forth in Section 4.4 within [*] days of each such occurrence (in the case of the Commercial Sales Milestone (number 8), [*] days after the end of the calendar quarter during which the Net Sales threshold amount is first reached).

5.3        Sales Reports. Company shall report to Hospital the date on which it achieves the First Commercial Sale in each country of the License Territory within [*] days of each such occurrence. Following the First Commercial Sale, Company shall deliver reports to Hospital within [*] days after the end of each Reporting Period. Each report under this Section 5.3 shall have substantially the format

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[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

outlined in Appendix B, shall be certified as correct by an officer of Company and shall contain at least the following information as may be pertinent to a royalty accounting hereunder for the immediately preceding Reporting Period:

(a)        the number of Licensed Products Sold by Company, its Affiliates and Sublicensees in each country;

(b)        the Net Sales recorded by Company, its Affiliates and Sublicensees for each Licensed Product, in each country, and total Net Sales for all Licensed Products;

(c)        calculation of Net Sales in each country, including an itemized listing of permitted offsets and deductions; and

(d)        total royalties payable on Net Sales in U.S. dollars, together with the exchange rates used for conversion.

(e)        Any other payments due to Hospital under this Agreement

If no amounts are due to Hospital for any Reporting Period the report shall so state.

5.4        Sublicense Income Reports. Company shall, along with delivering payment as set forth in Section 4.5(c), within [*] days after the end of each Reporting Period report to Hospital the amount of all Sublicense Income received by Company, and Company’s calculation of the amount due and paid to Hospital from such income, including an itemized listing of the source of income comprising such consideration, and the name and address of each entity making such payments in substantially the format outlined in Appendix C.

5.5        Audit Rights. Company shall maintain, and shall cause each of its Affiliates and Sublicensees to maintain, complete and accurate records relating to the rights and obligations under this Agreement and any amounts payable to Hospital in relation to this Agreement, which records shall contain sufficient information to permit Hospital and its representatives to confirm the accuracy of any payments and reports delivered to Hospital and compliance in all other respects with this Agreement. Company shall retain and make available, and shall cause each of its Affiliates and Sublicensees to retain and make available, such records for at least [*] years following the end of the calendar year to which they pertain, to an independent nationally recognized public accounting firm selected by Hospital and reasonably acceptable to Company, upon at least fifteen (15) days’ advance written notice, for inspection during normal business hours, to verify any reports and payments made and/or compliance in other respects under this Agreement. Such audit shall be conducted at Hospital’s cost and expense, not more than once per calendar year, and no more than once for any particular record. If any examination conducted by such accounting firm pursuant to the provisions of this Section show an underreporting or underpayment of [*] or more in the payment due to Hospital hereunder for the audited time period, Company shall bear the full cost of such audit and shall remit any amounts due to Hospital (including interest due in accordance with Section 4.7) within [*] days of receiving the audit report from such accounting firm.

6.        PATENT PROSECUTION AND MAINTENANCE

6.1        Prosecution. Company and Hospital shall jointly select an outside patent counsel to manage the preparation, filing, prosecution and maintenance of all patent applications and patents included in Patent Rights. If a party is dissatisfied with the work of such outside patent counsel, the parties shall discuss and jointly select a new outside patent counsel and transfer the preparation, filing,

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[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

prosecution and maintenance of the Patent Rights to such newly selected counsel. Company shall be responsible for the cost of such outside counsel in connection with the preparation, filing, prosecution and maintenance of the Patent Rights. Company shall direct the work of the outside patent counsel selected by the parties under Section 6.1 and shall provide Hospital with a copy of all instruction provided to such outside counsel with sufficient time to review and comment, but in any case no later than thirty (30) days prior to any applicable deadlines. If Hospital disagrees with such instruction, Hospital shall promptly notify Company, and the parties shall meet and attempt to resolve such disagreement through good faith negotiation. If an agreement cannot be reached within fifteen (15) days of notification by Hospital, such disagreement shall be referred to the Parties’ senior management of their in-house intellectual property or legal department for resolution. In the event such senior management cannot reach agreement within fifteen (15) days of such referral, any such decision shall be made solely by Hospital at its discretion, which shall have sole final authority in such matter.

6.2        Copies of Documents. With respect to any Patent Right licensed hereunder, Company shall instruct the outside patent counsel selected by the parties to (i) copy Hospital on patent prosecution documents that are received from or filed with the United States Patent and Trademark Office and foreign equivalent, as applicable; (ii) provide Hospital with copies of draft submissions to the USPTO prior to filing; and (iii) give consideration to the comments and requests of Hospital or its patent counsel; as further set forth in Section 6.1.

6.3        Company’s Election Not to Proceed. Company may elect to surrender any patent or patent application in Patent Rights in any country upon sixty (60) days advance written notice to Hospital. Such notice shall relieve Company from the obligation to pay for future Patent Costs but shall not relieve Company from responsibility to pay Patent Costs incurred prior to the expiration of the sixty (60) day notice period. Such U.S. or foreign patent application or patent shall thereupon cease to be a Patent Right hereunder, Company shall have no further rights therein and Hospital shall have the right to prosecute and maintain that particular patent application or patent at Hospital’s own cost and expense and shall be free to license its rights to that particular U.S. or foreign patent application or patent to any other party on any terms.

6.4        Confidentiality of Prosecution and Maintenance Information. Parties agree to treat all information related to prosecution and maintenance of Patent Rights as Confidential Information in accordance with the provisions of Appendix D.

7.        THIRD PARTY INFRINGEMENT AND LEGAL ACTIONS

7.1        Company Right to Prosecute. Each party shall promptly notify the other party of any alleged or threatened infringement of any Patent Rights of which it becomes aware of. Company shall have the first right, but not the obligation, to enforce the claims of the Patent Rights in the Licensed Field in the Licensed Territory against any infringement and prosecute infringers when, in its sole judgment, such action may be reasonably necessary, proper and justified. If Hospital shall have supplied Company with written evidence demonstrating to Company’s reasonable satisfaction prima facie infringement of a claim of a Patent Right in the License Field in the License Territory by a third party which poses a material threat to Company’s rights under this Agreement, Company shall notify Hospital within [*] months of the receipt of such notice whether Company intends to prosecute the alleged infringement. If Company notifies Hospital that it intends to so prosecute, Company shall, within [*] months of its notice to Company either (i) take reasonable actions to cause such infringement to terminate, or (ii) initiate legal proceedings against the infringer. Before commencing any such action, Company and, as applicable, any Affiliate, shall consult with Hospital, concerning, among other things, Company’s standing to bring suit, the advisability of bringing suit, the selection of counsel and the jurisdiction for such action (provided

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[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Company must have Hospital’s prior written consent, which shall not be unreasonably withheld, with respect to selection of jurisdiction for any action in which Hospital may be joined as a party-plaintiff) and shall use reasonable efforts to accommodate the views of Hospital regarding the proposed action, including without limitation with respect to potential effects on the public interest. Company shall be responsible for all costs, expenses and liabilities in connection with any such action and shall indemnify and hold Hospital harmless therefrom, regardless of whether Hospital is a party-plaintiff, except for the expense of any independent counsel retained by Hospital in accordance with Section 7.5 below.

7.2        Hospital Right to Prosecute. In the event Company notifies Hospital that Company does not intend to prosecute infringement identified under Section 7.1, Hospital may, upon notice to Company, initiate legal proceedings against the infringer at Hospital’s expense with respect to a claim of a Patent Right in the License Field in the License Territory. Before commencing such action, Hospital and, as applicable, any Affiliate, shall consult with Company, concerning the advisability of bringing suit, the selection of counsel and the jurisdiction for such action and shall use reasonable efforts to accommodate the views of Company regarding the proposed action, including without limitation with respect to potential effects on the public interest.

7.3        Hospital Joined as Party-Plaintiff. If Company elects to commence an action as described in Section 7.1 above, Hospital shall have, in its sole discretion, the option to join such action as a party-plaintiff. If it is necessary for Hospital to join such action as a party-plaintiff in order for Company to proceed with such enforcement action under applicable laws, Hospital may either, in its sole discretion, permit itself to be joined as a party-plaintiff at the sole expense of Company, or assign to Company all of Hospital’s right, title and interest in and to the Patent Right which is the subject of such action (subject to all of Hospital’s obligations to the government under law and any other rights that others may have in such Patent Right). If Hospital makes such an assignment, such action by Company shall thereafter be brought or continued without Hospital as a party; provided, however, that Hospital shall continue to have all rights of prosecution and maintenance with respect to Patent Rights and Company shall continue to meet all of its obligations under this Agreement as if the assigned Patent Right were still licensed to Company hereunder.

7.4        Notice of Actions; Settlement. Each party shall promptly inform the other party of any action or suit relating to Patent Rights and shall not enter into any settlement, consent judgment or other voluntary final disposition of any action admitting the invalidity or enforceability of any Patent Rights without the prior written consent of the other party, not to be unreasonably withheld or delayed.

7.5        Cooperation. Each Party agrees to cooperate reasonably in any action under Section 7 which is controlled by the other Party, provided that the controlling party reimburses the cooperating party for any costs and expenses incurred by the cooperating party in connection with providing such assistance, except for the expense of any independent counsel retained by the cooperating party in accordance with this Section 7.5. Such controlling party shall keep the cooperating party informed of the progress of such proceedings and shall make its counsel available to the cooperating party. The cooperating party shall also be entitled to independent counsel in such proceedings but at its own expense, said expense to be offset against any damages received by the Party bringing suit in accordance with Section 7.6.

7.6        Recovery. Any award paid by third parties as the result of such proceedings (whether by way of settlement or otherwise) shall first be applied to reimbursement of any legal fees and expenses incurred by either Party and then the remainder shall be divided between the Parties as follows:

(a)        if Company is the enforcing party, then the remainder shall be [*];

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[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

(b)        if Hospital is the enforcing party, then the reminder shall be [*].

8.        INDEMNIFICATION AND INSURANCE

8.1        Indemnification.

(a)        Company shall indemnify, defend and hold harmless Hospital and its Affiliates and their respective trustees, directors, officers, medical and professional staff, employees, and agents and their respective successors, heirs and assigns (the “Indemnitees”), against any liability, damage, loss or expense (including reasonable attorney’s fees and expenses of litigation) incurred by or imposed upon the Indemnitees or any one of them in connection with any third party claims, suits, actions, demands or judgments arising out of any theory of product liability (including, but not limited to, actions in the form of contract, tort, warranty, or strict liability) concerning any product, process or service made, used, or sold or performed pursuant to any right or license granted under this Agreement; provided, however, that the above indemnification shall not apply to any liability, damage, loss or expense to the extent that it is directly attributable to the negligence, reckless or intentional misconduct of any Indemnitee.

(b)        Hospital shall promptly notify Company of any claim or action for which it seeks indemnification hereunder and shall give Company the authority to control the investigation and defense of such claim or action. Hospital and Indemnitee shall not settle or compromise any such claim or action without Company’s express prior written consent. Company agrees, at its own expense, to provide attorneys reasonably acceptable to the Hospital to defend against any actions brought or filed against any party indemnified hereunder with respect to the subject of indemnity contained herein, whether or not such actions are rightfully brought; provided, however, that any Indemnitee shall have the right to retain its own counsel, at the expense of Company, if representation of such Indemnitee by counsel retained by Company would be inappropriate because of an actual conflict of interests between such Indemnitee and Company in such action. Company agrees to keep Hospital informed of the progress in the defense and disposition of such claim and to consult with Hospital prior to any proposed settlement.

(c)        This section 8.1 shall survive expiration or termination of this Agreement.

8.2        Insurance.

(a)        Beginning at such time as any Licensed Product is being commercially distributed, sold, leased or otherwise transferred, or performed or used (other than for the purpose of obtaining regulatory approvals), by Company, an Affiliate or Sublicensee, Company shall, at its sole cost and expense, procure and maintain commercial general liability insurance in amounts not less than [*] per incident and [*] annual aggregate and naming the Indemnitees as additional insureds. Such commercial general liability insurance shall provide (i) product liability coverage and (ii) broad form contractual liability coverage for Company’s indemnification under Section 8.1 of this Agreement. If Company elects to self-insure all or part of the limits described above (including deductibles or retentions which are in excess of [*] annual aggregate) such self-insurance program must be acceptable to the Hospital and the Risk Management Foundation. The minimum amounts of insurance coverage required under this Section 8.2 shall not be construed to create a limit of Company’s liability with respect to its indemnification under Section 8.1 of this Agreement.

(b)        Company shall provide Hospital with written evidence of such insurance upon request of Hospital. Company shall provide Hospital with written notice at least fifteen (15) days prior to the cancellation, non-renewal or material change in such insurance; if Company does not obtain replacement insurance providing comparable coverage prior to the expiration of such fifteen (15) day

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[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

period, Hospital shall have the right to terminate this Agreement effective at the end of such fifteen (15) day period without notice or any additional waiting periods.

(c)        Company shall maintain such commercial general liability insurance beyond the expiration or termination of this Agreement during (i) the period that any such product, process, or service is being commercially distributed, sold, leased or otherwise transferred, or performed or used (other than for the purpose of obtaining regulatory approvals), by Company or by a licensee, affiliate or agent of Company and (ii) a reasonable period after the period referred to in (c) (i) above which in no event shall be less than [*].

(d)        This section 8.2 shall survive expiration or termination of this Agreement.

9.        DISCLAIMER OF WARRANTIES; LIMITATION OF LIABILITY

9.1        Title to Patent Rights. Hospital represents that as of the Effective date, to the best of its actual knowledge without investigation that: (i) Hospital is the sole and exclusive owner by assignment from Dr. Howard Weiner and Dr. Oleg Butovskie, the Inventors of the Patent Rights and has the authority to enter into this Agreement and license the Patent Rights to Company hereunder, (ii) the Hospital has no obligations that would prevent the execution and performance of this, and (iii) Hospital has not granted any license or other right under the Patent Rights in the Field in the Territory to any third party except as set forth in Section 2.3.

9.2        No Warranties. EXCEPT AS EXPRESSLY SET FORTH HEREIN, HOSPITAL MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, CONCERNING THE PATENT RIGHTS AND THE RIGHTS GRANTED HEREUNDER, INCLUDING, WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT, VALIDITY OF PATENT RIGHTS CLAIMS, WHETHER ISSUED OR PENDING, AND THE ABSENCE OF LATENT OR OTHER DEFECTS, WHETHER OR NOT DISCOVERABLE, AND HEREBY DISCLAIMS THE SAME. SPECIFICALLY, AND NOT TO LIMIT THE FOREGOING, HOSPITAL MAKES NO WARRANTY OR REPRESENTATION (i) REGARDING THE VALIDITY OR SCOPE OF ANY OF THE CLAIM(S), WHETHER ISSUED OR PENDING, OF ANY OF THE PATENT RIGHTS, AND (ii) THAT THE EXPLOITATION OF THE PATENT RIGHTS OR ANY PRODUCT WILL NOT INFRINGE ANY PATENTS OR OTHER INTELLECTUAL PROPERTY RIGHTS OF HOSPITAL OR OF ANY THIRD PARTY.

9.3        Limitation of Liability. EXCEPT FOR DAMAGES AVAILABLE FOR BREACH OF CONFIDENTIALITY OBLIGATIONS SET FORTH IN APPENDIX D, IN NO EVENT SHALL EITHER PARTY OR ANY OF ITS AFFILIATES, SUBLICENSEES, DISTRIBUTORS OR ANY OF THEIR RESPECTIVE TRUSTEES, DIRECTORS, OFFICERS, MEDICAL OR PROFESSIONAL STAFF, EMPLOYEES AND AGENTS BE LIABLE TO THE OTHER PARTY OR ANY OF ITS AFFILIATES, SUBLICENSEES OR DISTRIBUTORS OR ANY OF THEIR RESPECTIVE TRUSTEES, DIRECTORS, OFFICERS, MEDICAL OR PROFESSIONAL STAFF, EMPLOYEES AND AGENTS FOR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND ARISING IN ANY WAY OUT OF THIS AGREEMENT OR THE LICENSE OR RIGHTS GRANTED HEREUNDER, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY, INCLUDING WITHOUT LIMITATION ECONOMIC DAMAGES OR INJURY TO PROPERTY OR LOST PROFITS, REGARDLESS OF WHETHER SUCH PARTY SHALL BE ADVISED, SHALL HAVE OTHER REASON TO KNOW, OR IN FACT SHALL KNOW OF THE POSSIBILITY OF THE FOREGOING; PROVIDED HOWEVER, NOTHING IN THIS SECTION 9.3 SHALL BE CONSTRUED

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[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

TO LIMIT COMPANY’S OBLIGATIONS TO INDEMNIFY AND HOLD HARMLESS HOSPITAL UNDER SECTIO 8 OF THIS AGREEMENT.

10.        TERM AND TERMINATION

10.1        Term. The term of this Agreement shall commence on the Effective Date and shall remain in effect until the date on which all issued patents and filed patent applications within the Patent Rights have expired or been abandoned, and unless this Agreement is terminated earlier in accordance with any of the other provisions of Section 10. On a Licensed Product-by-Licensed Product and country-by-country basis, after the expiration (but not earlier termination) of the Royalty Term for a Licensed Product in a country, the license granted under Section 2.1(a)(ii) shall become fully paid, royalty free, perpetual and irrevocable with respect to such Licensed Product in such country.

10.2        Termination for Failure to Pay. If Company fails to make any payment due hereunder (unless such payment is the subject of a reasonable dispute) , Hospital shall have the right to terminate this Agreement upon [*] days written notice, unless Company makes such payments plus any interest due, as set forth in Section 4.7, within said [*] day notice period. If payments are not made, Hospital may immediately terminate this Agreement at the end of said [*] day period.

10.3        Termination for Insurance and Insolvency.

(a)        Insurance. Hospital shall have the right to terminate this Agreement in accordance with Section 8.2(b) if Company fails to maintain the insurance required by Section 8.2.

(b)        Insolvency and other Bankruptcy Related Events. Hospital shall have the right to terminate this Agreement immediately upon written notice to Company with no further notice obligation or opportunity to cure if Company: (i) shall become insolvent; (ii) shall make an assignment for the benefit of creditors; or (iii) or shall have a petition in bankruptcy filed for or against it under Chapter 7 of U.S. Bankruptcy Code (or equivalent foreign bankruptcy laws) and the petition is not dismissed within [*] days.

10.4        Termination for Non-Financial Default. If Company, any of its Affiliates or any Sublicensee shall materially default in the performance of any of its other obligations under this Agreement not otherwise covered by the provisions of Section 10.2 and 10.3, and if such default has not been cured within [*] days after notice by Hospital in writing of such default, Hospital may immediately terminate this Agreement (if such default pertains to the entire License Territory, or any license granted hereunder with respect to the country or countries in which such default has occurred (if such default pertains only to such country or countries), at the end of said [*] day cure period; provided however, that if such default is not reasonably subject to cure within said [*] day period, then Company shall have such additional [*] day time period as reasonably necessary effect such cure if it is undertaking reasonable efforts to cure such default and have provided Hospital with a reasonable plan that is reasonably acceptable to Hospital to cure such breach.

10.5        Termination by Company. Company shall have the right to terminate this Agreement by giving [*] days advance written notice to Hospital and upon such termination Company’s license shall immediately cease, subject to Section 10.7.

10.6        Effect of Termination on Sublicenses. Any sublicenses granted by Company or a Sublicensee (to a sublicensee) under this Agreement shall have the right to be converted into a direct license from Hospital upon termination of this Agreement or upon termination of any license hereunder under which such sublicense has been granted, provided that (i) the Sublicensee under the sublicense is

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[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

not in default thereunder, (ii) such assignment shall impose no obligations on the Hospital other than the continuation of the sub-license under Patent Rights and/or Technological Information granted to the Sublicensee, (iii) the Sublicensee enters into agreement directly with Hospital to fulfill all the responsibilities of the Company and comply with all the terms and conditions of this Agreement as if Sublicensee were Company; and (iv) the sublicense to such Sublicensee is for at least one of the following territories within the Licensed Territory: US, Europe, or Japan. If the Sublicensee does not enter into such written license agreement with the Hospital within [*] days of the termination of this Agreement, then such sublicense shall immediately terminate.

10.7        Effects of Termination of Agreement. Upon termination of this Agreement or any of the licenses hereunder for any reason, final reports in accordance with Section 5 shall be submitted to Hospital and all royalties and other payments, including without limitation any unreimbursed Patent Costs, accrued or due to Hospital as of the termination date shall become immediately payable. Company shall cease, and shall cause its Affiliates and Sublicensees to cease under any sublicense granted by Company, all Sales and uses of Licensed Products upon such termination, subject to Section 10.6 and 10.8. The termination or expiration of this Agreement or any license granted hereunder shall not relieve Company, its Affiliates or Sublicensees of obligations arising before such termination or expiration.

10.8        Inventory. Upon early termination of this Agreement other than for Company uncured default, Company, Company Affiliates and Sublicensees may complete and sell any work-in-progress and inventory of Licensed Products that exist as of the effective date of termination provided that (i) Company pays Hospital the applicable running royalty or other amounts due on such Net Sales in accordance with the terms and conditions of this Agreement, and (ii) Company, Company Affiliates and Sublicensees shall complete and sell all work-in-progress and inventory of Products within [*] months after the effective date of termination. After expiration of such [*] month period, Company shall pay to Hospital the royalties set forth in Section 4.5(a) for Sales of any Licensed Product that was in inventory or was a work-in-progress on the date of expiration of the Agreement.

11.        COMPLIANCE WITH LAW

11.1        Compliance. Company shall have the sole obligation for compliance with, and shall ensure that any Affiliates and Sublicensees comply with, all government statutes and regulations that relate to Licensed Products, including, but not limited to, those of the Food and Drug Administration and the Export Administration, as amended, and any applicable laws and regulations of any other country in the License Territory. Company agrees that it shall be solely responsible for obtaining any necessary licenses to export, re-export, or import Licensed Products covered by Patent Rights and/or Confidential Information. Company shall indemnify and hold harmless Hospital for any breach of Company’s obligations under this Section 11.1.

11.2        Patent Numbers. Company shall cause all Products sold in the United States to be marked with all applicable U.S. Patent Numbers, to the full extent required by United States law. Company shall similarly cause all Products shipped to or sold in any other country to be marked in such a manner as to conform with the patent laws and practices of such country.

12.        MISCELLANEOUS

12.1        Entire Agreement. This Agreement constitutes the entire understanding between the Parties with respect to the subject matter hereof.

12.2        Notices. Any notices, reports, waivers, correspondences or other communications required under or pertaining to this Agreement shall be in writing and shall be delivered by hand, or sent

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[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

by a reputable overnight mail service (e.g., Federal Express), or by first class mail (certified or registered), or by facsimile confirmed by one of the foregoing methods, to the other party. Notices will be deemed effective (a) three (3) working days after deposit, postage prepaid, if mailed, (b) the next day if sent by overnight mail, or (c) the same day if sent by facsimile and confirmed as set forth above or delivered by hand.

Unless changed in writing in accordance with this Section, the notice address for Hospital shall be as follows:

VP, Innovation,

Partners Healthcare/Brigham and Women’s Hospital

215 First Street

Cambridge MA 02142

Unless changed in writing in accordance with this Section, the notice address for Company shall be as follows:

Miragen Therapeutics, Inc.

6200 Lookout Road, Suite, 100

Boulder, CO 80301

Attn: Chief Business Officer

Fax: 303-531-5094

12.3        Amendment; Waiver. This Agreement may be amended and any of its terms or conditions may be waived only by a written instrument executed by an authorized signatory of the Parties or, in the case of a waiver, by the Party waiving compliance. The failure of either Party at any time or times to require performance of any provision hereof shall in no manner affect its rights at a later time to enforce the same. No waiver by either Party of any condition or term shall be deemed as a further or continuing waiver of such condition or term or of any other condition or term.

12.4        Binding Effect. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the Parties hereto and their respective permitted successors and assigns.

12.5        Assignment. Company shall not assign this Agreement or any of its rights or obligations under this Agreement without the prior written consent of Hospital; provided, however, no such consent will be required to assign this Agreement to an Affiliate or a successor of substantially all of the Company’s business to which this Agreement pertains or to a purchaser of substantially all of the Company’s assets related to this Agreement, whether by merger, acquisition, consolidation, sale of assets, change of control or other transaction, so long as such successor or purchaser shall agree in a writing with the Hospital to be bound by all of the terms and conditions hereof prior to such assignment. Company shall notify Hospital in writing of any such assignment, including the identity of the assignee or transferee, thirty (30) days after such assignment. Failure of an assignee to agree to be bound by the terms hereof shall be grounds for termination of this Agreement for default. In the event that Company proposes to assign or transfer this Agreement that requires Hospital’s consent, Hospital and Company shall negotiate in good faith the terms of such assignment or transfer and Hospital shall not unreasonably withhold or delay such consent.

12.6        Force Majeure. Neither Party shall be responsible for delays resulting from causes beyond the reasonable control of such Party, including without limitation fire, explosion, flood, war, sabotage, strike or riot, provided that the nonperforming Party uses commercially reasonable efforts to

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[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

avoid or remove such causes of nonperformance and continues performance under this Agreement with reasonable dispatch whenever such causes are removed.

12.7        Use of Name. Neither Party shall use the name of the other Party or of any trustee, director, officer, staff member, employee, student or agent of the other Party or any adaptation thereof in any advertising, promotional or sales literature, publicity or in any document employed to obtain funds or financing without the prior written approval of the Party or individual whose name is to be used. For Hospital, such approval shall be obtained from Hospital’s VP of Public Affairs.

12.8        Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the laws of [*], excluding with respect to conflict of laws, except that questions affecting the construction and effect of any patent shall be determined by the law of the country in which the patent shall have been granted.

(a)        Any dispute or issue relating to or in connection with this Agreement (a “Dispute”) shall initially be referred to Hospital’s Director of Innovation and Company’s CEO to resolve the Dispute. However, notwithstanding any of the terms of this Section 12.8 and without limiting any other remedies that may be available, each Party shall have the right to seek immediate injunctive relief and other equitable relief from any court of competent jurisdiction to enjoin any breach or violation of this Agreement concerning confidential information or any other intellectual property licensed under this Agreement, without any obligation to undertake extra-judicial dispute resolution of any such Dispute or claim or otherwise to comply with this Section 12.8.

(b)        If the Director of Innovation and Company’s CEO are unable to resolve the Dispute within thirty (30) days after such referral, then such Dispute shall be referred to a mediator who has been mutually selected by the Parties. If the Parties are unable to agree upon a mediator, then either Party may petition the [*] to appoint an independent mediator with relevant experience and sufficient qualifications to provide mediation services to the Parties.

(c)        If the Parties are unable to resolve the Dispute with the assistance of a mediator within sixty (60) business days of the selection or appointment thereof, the Dispute shall be referred to arbitration. The Dispute shall be finally settled by binding arbitration in accordance with this Agreement and the substantive laws of [*], following the [*]. The venue for any arbitration hereunder shall be [*], and each Party waives the defense of forum non conveniens and any other defense to personal jurisdiction on grounds of inconvenient forum or otherwise. The award of the arbitration shall be final and binding upon the Parties, and may be entered and enforced in any court of competent jurisdiction. Without limiting the foregoing, each Party consents to the jurisdiction of the state and federal courts in the [*] for purposes of any suit to compel mediation or arbitration and any suit to confirm and enforce an arbitration award.

(d)        If a Party believes that it will be irreparably harmed during the arbitration process, such Party may seek injunctive relief in any [*] court having competent jurisdiction over the parties and the subject matter to enjoin any breach or violation pending an adjudication on the merits in arbitration. Further, without limiting such Party’s right to seek injunctive relief from a court of competent jurisdiction, either Party may apply to the arbitral tribunal of the [*] seeking injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved.

(e)        Each Party shall bear its own costs in obtaining the dispute resolution, as outlined above.

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[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

12.9        Hospital Policies. Company acknowledges that Hospital’s employees and medical and professional staff members and the employees and staff members of Hospital’s Affiliates are subject to the applicable policies of Hospital and such Affiliates, including, without limitation, policies regarding conflicts of interest, intellectual property and other matters. Company shall provide Hospital with any agreement it proposes to enter into with any employee or staff member of Hospital or any of Hospital’s Affiliates for Hospital’s prior review and shall not enter into any oral or written agreement with such employee or staff member which conflicts with any such policy. Hospital shall provide Company, at Company’s request, with copies of any such policies applicable to any such employee or staff member.

12.10        Severability. If any provision(s) of this Agreement are or become invalid, are ruled illegal by any court of competent jurisdiction or are deemed unenforceable under then current applicable law from time to time in effect during the term hereof, it is the intention of the parties that the remainder of this Agreement shall not be effected thereby. It is further the intention of the parties that in lieu of each such provision which is invalid, illegal or unenforceable, there be substituted or added as part of this Agreement a provision which shall be as similar as possible in economic and business objectives as intended by the parties to such invalid, illegal or enforceable provision, but shall be valid, legal and enforceable.

12.11        Survival. In addition to any specific survival references in this Agreement, Sections 1, 2.4, 4.2, 4.6, 4.7, 5.3, 5.4, 5.5, 6.4, 8.1, 8.2, 9.2, 0, 10.5, 10.6, 10.7, 12.1, 12.2, 12.3, 12.4, 12.7, 12.8, 12.9, 12.10, 12.11, 12.12 and 12.13 shall survive termination or expiration of this Agreement. Any other rights, responsibilities, obligations, covenants and warranties which by their nature should survive this Agreement shall similarly survive and remain in effect.

12.12        Interpretation. The parties hereto are sophisticated, have had the opportunity to consult legal counsel with respect to this transaction and hereby waive any presumptions of any statutory or common law rule relating to the interpretation of contracts against the drafter.

12.13        Headings. All headings are for convenience only and shall not affect the meaning of any provision of this Agreement.

12.14        Confidentiality. The Parties hereby acknowledge and agree that the Confidentiality Terms and Conditions set forth in Appendix D apply to this Agreement and to information disclosed hereunder, and are hereby incorporated by reference into this Agreement.

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[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date first written above.

MIRAGEN THERAPEUTICS	THE BRIGHAM AND WOMEN’S HOSPITAL, INC.

BY: /s/ Christopher J. Morl	BY: /s/ Jim Roberts
Name:	Name: Jim Roberts

TITLE: Chief Business Officer	TITLE: Assoc. Director

DATE: May 10, 2016	DATE: May 10, 2016

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[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Appendix A

DESCRIPTION OF PATENT RIGHTS

PCT Application No. [*]

Country	Type	Serial number	File date	Patent #	status	Publication #	Publication date
[*]	[*]	[*]	[*]		[*]
[*]	[*]	[*]	[*]		[*]
[*]	[*]	[*]	[*]		[*]	[*]	[*]
[*]		[*]	[*]		[*]
[*]		[*]	[*]		[*]
[*]		[*]	[*]		[*]
[*]		[*]	[*]		[*]

[*]		[*]	[*]		[*]	[*]	[*]
[*]		[*]	[*]		[*]
[*]		[*]	[*]		[*]
[*]		[*]	[*]		[*]
[*]		[*]	[*]		[*]
[*]		[*]	[*]		[*]
[*]		[*]	[*]		[*]

{Page 23 of 28}

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Appendix B

SALES REPORTS

AGREEMENT INCOME REPORT                                                                                                      Royalty Income

[MGH][BWH] Agreement # -

Licensee -

Sub-Licensee -

Separate reports must be filed for:

1. Each product sold.

2. Each country of sale, if different deductions or royalty rates apply.

Product Name:

Report Time Period:

From                mm/dd/yyyy

To        mm/dd/yyyy

Country of Sale

Quantity Sold

Gross Sales (USD)	$	$	$

Exchange Rate

Deductions (Itemize)

Please list each deduction separately. Use same definition as appears in Agreement and include the contract paragraph as a reference (Std Section 1.17(a)(ii) line item deductions listed below).

A1.
A2.
A3.
A4.
B.

Total Deductions	( )	( )	( )

Net Sales

Royalty Percentage

Credits (itemize)	( )	( )	( )

Royalties Due	$	$	$

PLEASE ATTACH DETAIL SALES REPORTS AS REQUIRED

{Page 24 of 28}

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Appendix C

AGREEMENT INCOME REPORT	Sublicense Income

[MGH][BWH] Agreement # -

Licensee -

Sub-Licensee -

Separate reports must be filed for Payments associated with each Product:

Product Name:

Report Time Period:

From        mm/dd/yyyy

To            mm/dd/yyyy

Detailed Explanation of Payment

Required for “Other Payment”

Annual Fees/Minimum Royalties	$

Milestone Payments	$

Sublicense Fees and Royalties	$

Other Payment	$

Other Payment	$

Other Payment	$

TOTAL	$

PLEASE ATTACH DETAIL AS REQUIRED

{Page 25 of 28}

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Appendix D

CONFIDENTIALITY TERMS AND CONDITIONS

1.        Definition of Confidential Information. “Confidential Information” shall mean any information, including but not limited to data, techniques, protocols or results, or business, financial, commercial or technical information, disclosed by one Party (each a “Discloser” as applicable) to the other Party (each a “Recipient” as applicable) in connection with the terms of that certain Exclusive Patent License Agreement to which this Appendix is attached (the “License Agreement”) and, if disclosed in writing, marked as confidential, if disclosed orally, identified as confidential at the time of disclosure and summarized and confirmed in a writing to the Recipient within thirty (30) days of the oral disclosure. Hospital’s Confidential Information shall also include all information disclosed by Hospital to Company in connection with the Patent Rights. Capitalized terms used in this Appendix that are not otherwise defined herein have the meanings ascribed in the License Agreement to which this Appendix is attached and made a part thereof.

2.        Exclusions. “Confidential Information” shall not include any information that (i) is or becomes publicly available through no wrongful act of Recipient; (ii) was known by Recipient prior to disclosure by Discloser, as evidenced by tangible records; (iii) becomes known to Recipient without any obligations of confidence after disclosure from a third party having an apparent bona fide right to disclose it; (iv) is independently developed or discovered by Recipient without use of Discloser’s Confidential Information, as evidenced by tangible records.

3.        Permitted Purpose. Recipient shall have the right to, and agrees that it will, use and disclose Discloser’s Confidential Information only to the extent such use and disclosure is reasonably necessary in any of the following situations (the “Purpose”):

(a)	in order for Recipient to fulfill its obligations or exercise its rights under the License Agreement, including filing and prosecuting patens as permitted by the License Agreement, regulatory filings and other filings with governmental authorities or regulatory authorities.

(b)	disclosure to any bona fide potential or actual licensee, sublicensee, investor, acquirer and other commercial or financial partner for the purpose of evaluating or carrying out an actual or potential license, investment, acquisition or collaboration related to this License Agreement or Patent Rights; provided that each such disclosee is informed of the confidential nature of such information and is bound by obligations of confidentiality and non-use consistent with those set forth herein; and further provided Recipient shall be responsible for compliance by disclosee’s with the terms of this Agreement and any breach thereof.

(c)	disclosure required to comply with applicable laws and regulations, including regulations promulgated by security exchanges, court order and administrative subpoena or orders; provided that the Recipient shall promptly inform the Discloser of such required disclosure and shall use reasonable efforts to assist Discloser to obtain a protective order preventing or limiting the disclosure and preserving the confidentiality of the information.

4.        Restrictions. From the date of disclosure and a period of [*] years thereafter (and indefinitely with respect to any individually identifiable health information disclosed by Hospital to Company, if any),

{Page 26 of 28}

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

each Recipient agrees that: (i) it will not use or disclose such Confidential Information for any purpose other than as specified herein, including without limitation for its own benefit or the benefit of any other person or entity; and (ii) it will use reasonable efforts (but no less than the efforts used to protect its own confidential and/or proprietary information of a similar nature) to protect the confidentiality and avoid unauthorized use or disclosure of such Confidential Information. Recipient may, however, disclose Discloser’s Confidential Information only on a need-to-know basis to its and its Affiliates employees, staff members and agents (“Receiving Individuals”) who are directly participating in the Purpose and who are informed of the confidential nature of such information, provided Recipient shall be responsible for compliance by Receiving Individuals with the terms of this Agreement and any breach thereof. Each party further agrees not to use the name of the other party or any of its Affiliates or any of their respective trustees, directors, officers, staff members, employees, students or agents in any advertising, promotional or sales literature, publicity or in any document employed to obtain funds or financing without the prior written approval of the party or individual whose name is to be used, in the case of Hospital such approval to be given by the Public Affairs Department. This Section 4 shall survive termination or expiration of this Agreement.

5.        Right to Disclose. Discloser represents that to the best of its knowledge it has the right to disclose to each Recipient all of Discloser’s Confidential Information that will be disclosed hereunder.

6.        Ownership. All Confidential Information disclosed pursuant to this Agreement, including without limitation all written and tangible forms thereof, shall be and remain the property of the Discloser. Upon termination of this Agreement, if requested by Discloser, Recipient shall return or destroy at Discloser’s discretion all of Discloser’s Confidential Information, provided that Recipient shall be entitled to keep one copy of such Confidential Information in a secure location solely for the purpose of determining Recipient’s legal obligations hereunder.

7.        No License. Nothing in this Agreement shall be construed as granting or conferring, expressly or impliedly, any rights by license or otherwise, under any patent, copyright, or other intellectual property rights owned or controlled by Discloser relating to Confidential Information, except as specifically set forth in the License Agreement.

8.        Remedies. Each party acknowledges that any breach of this Agreement by it may cause irreparable harm to the other party and that each party is entitled to seek injunctive relief and any other remedy available at law or in equity.

9.        General. These Confidentiality Terms and Conditions are hereby incorporated by reference into the License Agreement and, along with the License Agreement, contain the entire understanding of the parties with respect to the subject matter hereof, and supersede any prior oral or written understandings between the parties relating to confidential treatment of information. Sections 1, 2, 4, 6, 8, and 9 of these Confidentiality Terms and Conditions shall survive any expiration or termination of the License Agreement.

{Page 27 of 28}

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.